Exhibit 99.1

Quest Diagnostics Elects Robert B. Carter, CIO of FedEx Corporation, to Board of Directors

SECAUCUS, N.J. – May 16, 2024 – Quest Diagnostics (NYSE: DGX), a leading provider of diagnostic information services, today announced that its Board of Directors has elected Robert (Rob) B. Carter, a seasoned technology executive, to serve as a director. Including Mr. Carter, the company's Board has 10 members.

Mr. Carter, 64, is Executive Vice President and Chief Information Officer at FedEx Corporation, where he is responsible for setting the technology direction of the FedEx applications, infrastructure and networks that provide around the clock and around the globe support for FedEx product offerings. In addition, Mr. Carter serves on the Executive Committee and is Co-President and Co-CEO of FedEx Services. After 31 years with FedEx, he will step down from his current roles in June and remain with the company as an advisor until December of this year.

"Rob has had an incredible career in information technology and customer service at FedEx. Technology is a core strategic enabler for Quest, and Rob’s vast leadership experience, as well as his expertise in cloud technologies and cybersecurity, will provide us valuable insights as we continue to leverage IT and generative AI to improve and grow our business," said Jim Davis, Chairman, CEO and President of Quest Diagnostics. "I am very pleased to welcome him to our Board."

Timothy M. Ring, Lead Independent Director, added, "Rob’s addition to our Board will bring strong technology expertise based on his long career at FedEx. He is an innovator, a collaborator and a leader who has extensive public and private board experience. We are fortunate to have him join our Board."

Mr. Carter serves on the Board of Directors of New York Life and previously served on the Boards of First Horizon Corporation and Saks, Inc. He also serves on the Board of Trustees for the University of Memphis. Mr. Carter earned a bachelor's degree in computer and information science from the University of Florida, and a master’s degree from the University of South Florida.

About Quest Diagnostics
Quest Diagnostics works across the healthcare ecosystem to create a healthier world, one life at a time. We provide diagnostic insights from the results of our laboratory testing to empower people, physicians and organizations to take action to improve health outcomes. Derived from one of the world's largest databases of deidentified clinical lab results, Quest's diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve healthcare management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives and create a healthier world. www.QuestDiagnostics.com.

SOURCE Quest Diagnostics

For further information: Jennifer Petrella, Quest Diagnostics (Media): 973-520-2800 or mediacontact@QuestDiagnostics.com; Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900